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PRESS RELEASE

Pioneer Announces January Production Losses

     Houston, Texas (January 20, 2005) — Pioneer Companies, Inc. (OTC: PONR) announced today that the ability of its U.S. operating subsidiary, Pioneer Americas LLC, to provide products to certain of its customers in the western United States has been disrupted by rail transportation service difficulties. It is not yet clear when the service difficulties will be resolved, but it is anticipated that before they are resolved Pioneer will lose the production of chlorine, caustic soda, hydrochloric acid and bleach at its chlor-alkali plant in Henderson, Nevada, and the production of bleach and the repackaging of chlorine at its smaller plants in Santa Fe Springs and Tracy, California and Tacoma, Washington. The smaller plants depend on the supply of chlorine and caustic soda from the Henderson plant for their own operations.

     Recent severe winter storms in the West have washed out portions of the main lines of the Union Pacific Railroad at various locations. Pioneer depends on the railroad for the transportation of a significant amount of its products to its customers and to the plants in California and Washington, and for the transportation of raw materials. At the current time there are significant delays in railcar movements, leading to delays for outbound cars of product and inbound shipments of raw materials, as well as delays in the necessary return of empty cars.

     In addition, the chlor-alkali plant at Becancour, Quebec that is operated by Pioneer’s Canadian operating subsidiary, PCI Chemicals Canada Company, has also experienced a lower operating rate. The rate reduction occurred because of a disruption in the return of empty railcars to Becancour, beginning in late December and continuing into January. That problem should be resolved by the end of this month.

     Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated, “We supply many municipalities throughout the west with chemicals used in the purification of drinking water and the treatment of wastewater. We take our part in protecting the health of the public and the environment very seriously, and we are working with the railroad to find ways of maintaining product deliveries to those customers as a priority. At this time we don’t know the extent to which we will have to reduce deliveries to any of our customers, but we expect that there will be delivery curtailments. Deliveries to municipalities will be the last to be curtailed.”

     “As for the problems in the east, we do not have any critical issues with regard to providing products to our customers that are served by the Becancour plant,” McGovern continued. “However, we believe that our January production losses at the Henderson and Becancour plants will be approximately 9,500 ECUs.”

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

Contact:	Gary Pittman
(713) 570-3200